UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

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This Schedule 14A relates solely to preliminary communications made prior to furnishing shareholders of DallasNews Corporation, a Texas corporation (the “Company”), with a definitive proxy statement relating to a proposed transaction involving the Company, Hearst Media West, LLC, a Delaware limited liability company (“Parent”), and Destiny Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent, whereby the Company would become a wholly owned subsidiary of Parent (the “Hearst Merger”).

This Schedule 14A consists of a press release issued by the Company announcing the Company’s filing with the SEC of a definitive proxy statement with respect to the Hearst Merger and the Company’s issuance of a letter to the Company’s shareholders in connection with the Hearst Merger.

DallasNews Corporation Files Definitive Proxy Statement and Issues Letter to Shareholders

Shareholders to Receive All-Cash Consideration of $15 Per Share, a 242% Premium Over the Closing Price Per Share of Series A Common Stock on July 9, 2025

Hearst Merger Provides Accelerated ROI and Immediate Liquidity, While Eliminating Company Ownership Risks for Shareholders

Recommends Shareholders to Vote “FOR” the Hearst Merger to Realize Certain Value and Secure the Future of DallasNews

DALLAS, Aug. 18, 2025 -- DallasNews Corporation (Nasdaq: DALN) (the “Company” or “DallasNews”), the holding company of The Dallas Morning News and Medium Giant, announced today that it has filed a definitive proxy statement in connection with its pending merger with Hearst, one of the nation’s leading information, services and media companies, for $15.00 per share in cash (the “Hearst Merger”), representing a premium of 242% over the $4.39 closing price per share of Series A Common Stock on July 9, 2025. Shareholders of record as of the close of business on August 14, 2025, are entitled to vote at the Company’s Special Meeting of Shareholders to be held on September 23, 2025. The definitive proxy statement is available on the investor relations section of the Company's website at https://investor.dallasnewscorp.com/sec-filings.

“This is an exciting transaction that carries the unanimous support of both our Board and the Company’s largest shareholder and will enable DallasNews shareholders to secure a significant all-cash premium on their investment,” said John A. Beckert, Chairman of the Board, DallasNews. “Hearst is uniquely capable of completing this merger and upholding the proud 140-year legacy of DallasNews, and we invite all shareholders to consider and vote FOR this important value-creating transaction.”

In addition, the Board of Directors of DallasNews issued a letter to shareholders outlining the case for approving the Hearst Merger:

Dear DallasNews Shareholders,

On behalf of the Company’s Board of Directors (the “Board”), I am pleased to present an exciting opportunity for DallasNews Corporation (the “Company” or “DallasNews”) to be acquired at a significant premium through a merger agreement with Hearst (the “Hearst Merger”), one of the nation’s most distinguished media organizations.

If the Hearst Merger is approved, DallasNews shareholders will receive all-cash consideration of $15.00 per share, a premium of approximately 242% over the $4.39 closing price per share of Series A Common Stock on July 9, 2025, the last full trading day before the Company announced the transaction. The Board unanimously determined that this transaction is in the best interest of all shareholders. We are asking for you to vote “FOR” this value unlocking opportunity at our upcoming special meeting of shareholders.

DallasNews shareholders are encouraged to review the full details of the Hearst Merger contained in the Company’s definitive proxy materials filed with the Securities and Exchange Commission and mailed to all shareholders together with this letter.

The Hearst Merger cannot be completed unless shareholders approve the merger proposal. Your vote is critically important regardless of the number of shares that you own.

If you have questions about voting your proxy or require replacement proxy materials, please contact our proxy solicitor D.F. King, who has been retained to assist shareholders with voting their proxies. They can be contacted toll-free at +1 (866) 416-0577 or by email at DALN@dfking.com.

The Hearst Merger Proposal: An All-Cash Offer at a Substantial and Attractive Premium for Shareholders

The all-cash merger consideration provides certainty of value and liquidity to shareholders. In approving the Hearst Merger, DallasNews shareholders would be able to realize significant and immediate value for their shares, and would no longer be subject to market, economic, and other risks that arise from owning an equity interest in a public company.

Hearst’s offer of $15 per share, secured through active engagement by our Board, reflects an impressive 242% premium based on the closing price of our common stock of $4.39 per share on July 9, 2025.

Further, Hearst’s reputation in the news industry and financial capacity offer shareholders a strong assurance that it can complete the transaction.

The Board and the Company’s Largest Shareholder Support This Merger

In addition to the Board’s unanimous support for the Hearst Merger, the transaction has the full support of DallasNews’ largest shareholder, Mr. Robert W. Decherd.

Mr. Decherd has publicly confirmed that he will vote FOR the Hearst Merger. Mr. Decherd also stated his confidence in Hearst’s commitment to upholding the legacy of DallasNews, and its capacity to further the Company’s historic commitment to meeting community news and information needs with journalistic excellence.

If the Hearst Merger is Not Approved By Shareholders, DallasNews Will Remain a Standalone Public Company and its Shares May Return to their Pre-Announcement Trading Value of ~$4 per Share

DallasNews continues to have healthy liquidity and good stand-alone prospects.

If the Hearst Merger is not approved by shareholders, we will continue to operate DallasNews as an independent organization.

However, the Hearst Merger offers a substantial and compelling premium for the Company and one we would be hard pressed to replicate in the short to medium term as a public company.

The Company’s standalone business plan would continue to be subject to the usual execution, business, competitive, political, financial, industry, market and other risks.

Mr. Decherd has also clearly expressed his view to the Board and Company management over the years that any decision regarding the future of The Dallas Morning News must prioritize the preservation of journalistic integrity and independence.

As a result, and based on the challenges facing the media industry at large, it appears highly unlikely that any similar quality offer will occur that would meet or exceed the premium offered by Hearst and be acceptable to Mr. Decherd.

The Alden Proposal Is an Illusory, Non-Binding Expression of Interest That Will Not be Consummated

On July 22, 2025, the Company received an unsolicited, non-binding proposal (the “Alden Proposal”) from MNG Enterprises, Inc., an affiliate of Alden Global Capital (“Alden”), which was subsequently amended on August 11, 2025.

Alden has a controversial track record in the newspaper industry, with a well-documented history of cost-cutting, staff reductions, and reduced coverage of local communities. Mr. Decherd has publicly stated that he will not agree to any transaction that would compromise the future of DallasNews.

Alden may contact shareholders in an attempt to defeat the Hearst Merger, depriving shareholders of an opportunity to receive a substantial cash premium for their shares. Shareholders are urged to disregard Alden’s outreach and discard any materials received from Alden.

To be clear, Mr. Decherd has stated that there is no scenario involving Alden or its affiliates as a buyer for DallasNews which he would support. Mr. Decherd’s message was clear: as long as he is the controlling shareholder, Alden will never own DallasNews.

Vote FOR the Hearst Merger on the Enclosed Proxy Card Today and Secure an Attractive Cash Premium for Your Shares

Your vote is vital to ensuring that DallasNews shareholders can realize a significant cash premium for their shares.

Your vote is very important regardless of how many shares you own. Mr. Decherd has the ability to veto an alternative transaction with Alden, but he does not have the ability to approve the Hearst Merger on his own. Two-thirds of the shares of Series A Common Stock, voting as a single class, must vote in favor of the Hearst Merger, in addition to two-thirds of the shares of Series B Common Stock, voting as a single class, and two-thirds of the combined shares of Series A and Series B Common Stock, voting together as a single class. If the Hearst Merger is not approved by DallasNews shareholders, the price of the Company’s shares may return to the trading price prior to the announcement of the transaction.

Please vote your proxy today  “FOR” the Hearst Merger and the proposals described in the proxy statement, prior to the special meeting of shareholders on September 23, 2025, at 10:00 a.m. CT.

On behalf of the Board, we ask for your support for this unique opportunity to realize significant cash value for your shares, and to secure the future of DallasNews.

Sincerely,

John A. Beckert

Chairman of the Board

If you have questions about voting your proxy or require replacement proxy materials, please contact our proxy solicitor D.F. King & Co., Inc. toll-free +1 (866) 416-0577 or by email at DALN@dfking.com.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among other things, the industry and markets in which the Company operates, and the transactions described in this communication. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the Company and Hearst (the “Hearst Merger Agreement”); (ii) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Hearst Merger Agreement or the Company’s implementation of a shareholder rights plan (the “Rights Plan”); (iii) the inability to complete the proposed Hearst Merger due to the failure to obtain the requisite approval of the Company’s shareholders or the failure to satisfy other conditions to completion of the Hearst Merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Hearst Merger; (v) the impact, if any, of the announcement or pendency of the Hearst Merger on the Company’s relationships with customers or other commercial partners; (vi) the amount of the costs, fees, expenses and charges related to the Hearst Merger and the Rights Plan; (vii) the ability of the Rights Plan to protect shareholders' interests and to effectively ensure that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its shareholders; and (viii) other risks described in the Company’s public disclosures and filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in connection with the proposed merger transaction involving the Company and Hearst. In connection with the proposed transaction, on August 15, 2025, the Company filed a definitive proxy statement with the SEC. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. On or about August 18, 2025, the Company will mail the definitive proxy statement and a WHITE proxy card to each shareholder entitled to vote at the special meeting of shareholders to consider the approval of the Hearst Merger Agreement. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. In addition, the definitive proxy statement and the documents incorporated therein by reference are publicly available free of charge at the SEC’s website, www.sec.gov. The definitive proxy statement and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and is incorporated by reference in the definitive proxy statement.

Shareholder Contact

D.F. King & Co., Inc.

Toll-free: 1-866-416-0577

DALN@dfking.com

Media Contact

Gagnier Communications
Riyaz Lalani / Dan Gagnier
DallasNews@gagnierfc.com